EXHIBIT 5.1
[LETTERHEAD OF PILLSBURY WINTHROP SHAW PITTMAN LLP]
July 22, 2005
Capital Automotive REIT
8270 Greensboro Drive, Suite 950
McLean, Virginia 22102
Re:       Capital Automotive REIT Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Capital Automotive REIT, a Maryland real estate investment trust (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the offering of up to 351,525 shares of beneficial interest, par value $0.01 per share (the “Shares”), of the Company, that may be offered and sold from time to time if, and to the extent that, certain holders of units of limited partnership interest (“Units”) in Capital Automotive L.P., a Delaware limited partnership (the “Partnership”), tender their Units to the Partnership for redemption and the Company exercises its contractual right to assume this obligation of the Partnership and decides to redeem the Units for Shares in accordance with the terms of the Agreement of Limited Partnership (the “Partnership Agreement”), as amended, restated or supplemented, of the Partnership.
     For the purposes of this opinion, we have examined copies of the following documents:
1.	the Registration Statement;

2.	the Amended and Restated Declaration of Trust of the Company (the “Declaration of Trust”), as amended, restated or supplemented, as certified by the Maryland State Department of Assessments and Taxation on July 12, 2005 and as certified to us by the Senior Vice President, General Counsel and Secretary of the Company as being in effect as of the date hereof;

3.	the Second Amended and Restated Bylaws of the Company, as amended, restated or supplemented (the “Bylaws”), as certified to us by the Senior Vice President, General Counsel and Secretary of the Company as being in effect as of the date hereof;

4.	the Certificate of Limited Partnership of the Partnership, as amended, as certified by the Delaware Secretary of State on July 12, 2005 and as certified to us by the Senior Vice President, General Counsel and Secretary of the Company, as general partner of the Partnership, as being in effect as of the date hereof;

5.	the Second Amended and Restated Partnership Agreement of the Partnership, as amended, as certified to us by the Senior Vice President, General Counsel and Secretary of the Company, as general partner of the Partnership, as being in effect as of the date hereof;

6.	the Resolutions of the Board of Trustees of the Company dated July 27, 2004 (the “Resolutions”);

7.	a certificate of an officer of the Company dated as of the date hereof; and

8.	such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.
     In our examination of the aforesaid documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. In connection with the opinions expressed below, we have assumed that, at and prior to the time of the issuance of the Shares by the Company and the sale of Shares pursuant to the Registration Statement, (i) the Resolutions will not have been amended, modified or rescinded, (ii) the Registration Statement shall have become effective, (iii) no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings with respect thereto will have been commenced or threatened, and (iv) there will not have occurred any change in law materially and adversely affecting the power of the Company to issue the Shares or the validity of the Shares.
     We have also assumed that the issuance of the Shares will not at the time of such issuance violate or conflict with (i) the Declaration of Trust, as then amended, restated and supplemented, or the Bylaws, as then amended, restated and supplemented, of the Company (or the Certificate of Limited Partnership, as then amended, restated and supplemented, or the Partnership Agreement, as then amended, restated or supplemented, of the Partnership), (ii) any provision of any license, indenture, instrument, mortgage, contract, document or agreement to which the Company (or the Partnership) is then a party or by which the Company (or the Partnership) is then bound, or (iii) any law or regulation or any decree, judgment or order then applicable to the Company (or the Partnership). We have further assumed that the number of Shares to be issued and become eligible for sale pursuant to the Registration Statement will not at the time of such issuance exceed the amount of such class of capital shares authorized in the Declaration of Trust, as then amended, restated or supplemented, and unissued (and not otherwise reserved for issuance) at such time.
     Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when issued by the Company upon redemption of the Units pursuant to the Partnership Agreement and as described in the Registration Statement, will be validly issued, fully paid and nonassesable.
     This opinion is limited to (i) the laws of the United States, (ii) the laws of the State of Maryland, and (iii) the Delaware Revised Uniform Partnership Act. We render no opinion with respect to the laws of any other jurisdiction. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the caption “Legal Matters.” The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended (the “Act”), or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP